Exhibit 99.1

Wave to Raise $ 3.3 Million in Registered Direct Offering

Lee, MA—October 19, 2012 —Wave Systems Corp. (NASDAQ:WAVX) today announced that it has entered into agreements with certain institutional investors for a registered direct placement of approximately 3,324,750 shares of its Class A common stock at a price of $1.0025 per share, yielding gross proceeds of  $3,333,062. Additionally, investors in the offering will receive five-year warrants to purchase an aggregate of 1,662,375 shares of Wave’s Class A common stock for $0.94 per share. The net proceeds of the financing will be used to fund Wave’s ongoing operations.

The offering is expected to close on or about October 23, 2012, subject to the satisfaction of customary closing conditions.

Dawson James Securities, Inc. acted as exclusive placement agent in connection with the offering.

The shares and warrants described above are being offered pursuant to a shelf registration statement (File No. 333-175046) which was declared effective by the Securities and Exchange Commission on July 22, 2011. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission (SEC). When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or by request at Dawson James Securities by e-mailing placements@djsiny.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Company:
Gerard T. Feeney, CFO

info@wavesys.com

413-243-1600

Investor Relations:

David Collins, Eric Lentini

212-924-9800

wavx@catalyst-ir.com